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                                                 Contact:          Jim McCluskey
                                                                    616/923-5998
                                           James_M_McCluskey@email.whirlpool.com



                 WHIRLPOOL CORPORATION'S BRAZILIAN AFFILIATES
                          ANNOUNCE TAX-CREDIT CLAIMS


     BENTON HARBOR, Mich. -- April 28, 1997 -- Multibras S.A. Eletrodomesticos (Multibras) and Empresa Brasileira de Compressores S.A. (Embraco), Brazilian appliance- and compressor-manufacturing companies in which Whirlpool Corporation owns minority interests, have submitted tax-credit claims of 467 million reais, or approximately $440 million (U.S.) at the current exchange rate, related to a Brazilian government-sponsored export-incentive program.

     The Brazilian companies said the claims represent tax credits they should have received under program provisions for exports from July 1988 through December 1996. A Brazilian federal court had previously issued a final decision in favor of the companies on the merits of a dispute they had with the Brazilian government. The companies said the court must render a final decision on the amount, the timing and the payment method of any final award. Multibras and Embraco could not estimate when a decision will be made.

     Whirlpool has not recognized any income relating to the claims involving sales prior to 1997 because the timing and payment amount of such claims is uncertain. On an equity basis, Whirlpool owns about 37 percent of Multibras and 50 percent of Embraco.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in about 140 countries.

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